Exhibit 10.5
NONCOMPETITION AGREEMENT
     THIS NONCOMPETITION AGREEMENT (this “Agreement”) made as of this 12th day of October, 2006, by and between Internap Network Services Corporation, a Delaware corporation (“Internap”) and (“Principal”), an officer of VitalStream Holdings, Inc., a Nevada corporation (the “Company”). Internap and Principal are referred to collectively herein as the “Parties.”
RECITALS:
     WHEREAS, Internap, Ivy Acquisition Corp., a wholly owned subsidiary of Internap, and the Company desire to enter into that certain Agreement and Plan of Merger dated on or about October 12, 2006 (the “Merger Agreement”), pursuant to which Internap Acquisition Corp. shall be merged with and into the Company, with the Company becoming a wholly owned subsidiary of Internap (the “Merger”);
     WHEREAS, Principal is an equity holder and/or option holder of the Company, has served as an officer of the Company and has gained substantial knowledge and expertise in connection with the Company’s products, services, organization, customers, partners and other proprietary matters related to the Company’s business;
     WHEREAS, Principal will receive securities of Internap pursuant to the terms of the Merger;
     WHEREAS, this Agreement shall become effective only upon the consummation of the Merger; and
     WHEREAS, it is a material condition to Internap’s execution and delivery of the Merger Agreement and its willingness to complete the Merger and issue the Merger Consideration that Principal shall enter into this Agreement, which shall become effective upon the closing of the Merger.
AGREEMENTS:
     In consideration of the Merger, which will inure to the benefit of the Principal, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto do hereby agree as follows:
     1. Covenant Not to Compete.
          1.1 Restriction. During the Restricted Period, Principal covenants and agrees that he shall not, directly or indirectly, engage within the Territory in any activity, business or venture or division of any entity, whose primary business is the development, distribution, sale or provision of products that compete with the Business.
          1.2 Definitions.
               (a) For purposes of Section 1.1, the term “compete” means: (i) calling on, soliciting, taking away, accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer any individual, partnership, corporation or association that was a client or customer of the Company during the twelve (12)-calendar month period immediately preceding any such act with respect to business that is substantially similar to the Business; or (ii) entering into or attempting to enter into any business substantially similar to or competing in any way with the Business, either alone or with any individual partnership, corporation or association.
               (b) For purposes of Section 1.1, “Territory” means the United States of America.
               (c) For purposes of Section 1.1, “Restricted Period” means the period beginning on the Closing Date (as defined in the Merger Agreement) and ending on the third anniversary of the Closing Date.
               (d) For purposes of Section 1.1, “Business” means the business of providing content delivery services for the streaming of digital media over the Internet.
               (e) For purposes of Section 1.1, “Proprietary Information” means information related to any of Company’s past, present or identified prospective clients or customers (i) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (ii) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Proprietary Information also included information that has been disclosed to the Company or its affiliates by any of the Company’s past, present or identified prospective clients or customers that the Company or its affiliates have agreed to treat as confidential and that Principal knows or should reasonably know is considered confidential by such client or customer. “Proprietary Information” shall not include any information that (i) was lawfully in Principal’s possession or was lawfully known to Principal before receipt from any person or entity during the course and scope of his employment, (ii) is or becomes public knowledge without fault of Principal, (iii) is or becomes lawfully available to Principal from a third party unrelated to Internap or the Company, outside the course and scope of Principal’s employment, provided that such third party is entitled to disclose such information without breaching any confidentiality obligations under a written agreement or otherwise or (iv) is disclosed pursuant to and as legally required by law; provided, however, that only the Proprietary Information that is specifically required to be disclosed may be produced; and provided further, that Principal gives Internap reasonable prior notice of disclosure.
               (f) For purposes of Section 1.1, the words “directly or indirectly” shall mean: (i) Principal acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any entity or enterprise or division of any entity (including, without limitation, the Company), whose primary business is the development, distribution, sale or provision of products or services that compete with the Business, except as approved by the Company; (ii) Principal participating as an owner, partner, limited partner, joint venturer, creditor (other than as a trade creditor in the ordinary course of business) or shareholder (except as a shareholder holding less than a one-percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any entity or enterprise (including, without limitation, the Company) that is engaged in any activity, business or venture that develops, distributes, sells or provides products or services that competes with the Business; or (iii) Principal communicating Proprietary Information concerning any past, present, or identified prospective client or customer of the Business to any entity or enterprise (including, without limitation, the Company) that is engaged in any activity, business or venture that develops, distributes, sells or provides products or services that competes with the Business.
          1.3 Reasonableness. Principal agrees that the terms and the time periods provided for, and the geographical area encompassed by, the covenants contained in Section 1.1 hereof are necessary and reasonable in order to protect Internap with respect to the use of the assets of the Company. The Parties agree that the execution, delivery and performance of this Agreement is in consideration of and a condition to the consummation of the transactions contemplated by the Merger Agreement. If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.
2. Miscellaneous.
          2.1 Remedies. It is expressly agreed that monetary damages would be inadequate to compensate Internap for any breach by Principal of the covenants set forth in Section 1.1. Accordingly, in the event of any breach or threatened breach by Principal of any such covenant, Internap shall be entitled to seek temporary or permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Internap may be entitled.
          2.2 Severability. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States and one for each jurisdiction within each country other than the United States. It is the desire and intent of the Parties that these covenants shall be enforced to the fullest extent permissible under applicable law and that if one such clause is found unenforceable, the remaining clauses be enforced.
          2.3 Notices. Any notice, request, information or and other document to be given hereunder to either party by the other party must be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:
          If to Principal, addressed to:

          With a copy to:

          If to Internap, addressed to:

          And a copy to:
Morris, Manning & Martin, L.L.P.
3343 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
Attention: Grant W. Collingsworth, Esq.
Either party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received or refused, if delivery is refused.
          2.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
          2.5 Successors and Assigns. The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by Internap and its successors, assigns and successors-in-interest, including, without limitation, any affiliate of Internap or any corporation with which Internap may be merged or by which it may be acquired.
          2.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto regarding the subject matter hereof, and there are no other agreements, understandings, restrictions, warranties or representations relating to said subject matter among the Parties.
          2.7 Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures of the Parties to this Agreement will have the same force and effect as original signatures.
          2.8 Amendment and Modification. The Parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.
          2.9 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          2.10 Capitalized Terms. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

          2.11 Waiver. A waiver by Internap of any breach by Principal of any of the terms, provisions or conditions of this Agreement or the acquiescence of Internap in any act (whether commission or omission) which but for such acquiescence would be a breach of any of the terms, provisions or conditions of this Agreement, shall not constitute a general waiver of such term, provision or condition of any subsequent act contrary thereto.
          2.12 Effectiveness of this Agreement. This Agreement shall become effective only upon the consummation of the Merger. This Agreement shall be null and void upon the termination of the Merger Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above given.

PRINCIPAL:

[Name]

INTERNAP:

INTERNAP NETWORK SERVICES CORPORATION

By:
Its:

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